================================================================================

                           SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                (Amendment No. )

                           Filed by the Registrant [X]
                 Filed by a Party other than the Registrant [ ]

                           Check the appropriate box:

                         [ ] Preliminary Proxy Statement
                [ ] Confidential, for use of the Commission Only

                       (as permitted by Rule 14a-6(e)(2))

                         [X] Definitive Proxy Statement
                       [ ] Definitive Additional Materials

      [ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section

                                   240.14a-12

                           THE SAVANNAH BANCORP, INC.

                (Name of Registrant as Specified In Its Charter)

     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

                        Payment of Filing Fee (Check the appropriate box):

                [X]      No fee required

                [ ] Fee computed on table below per Exchange Act Rules
                           14a-6(i)(4)and 0-11.

            1) Title of each class of securities to which transaction
                                    applies:

            2) Aggregate number of securities to which transaction
                                    applies:

            3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11
                (Set forth the amount on which the filing fee is
                  calculated and state how it was determined):

            4) Proposed maximum aggregate value of transaction:

            5) Total fee paid:

               [ ] Fee paid previously with preliminary materials.

               [ ] Check box if any part of the fee is offset as provided by
                   Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

                   1) Amount Previously Paid:
                   2) Form, Schedule or Registration Statement No.:
                   3) Filing Party:
                   4) Date Filed:

================================================================================

                           THE SAVANNAH BANCORP, INC.
                                 25 BULL STREET
                             SAVANNAH, GEORGIA 31401
                                  912-651-8200


                                 March 16, 2001



Dear Shareholder,

The 2001 Annual Meeting of The Savannah Bancorp, Inc. will be held at 11:00 a.m. on Tuesday, April 17, 2001, at the Hyatt Regency Savannah, 2 West Bay Street, Savannah, Georgia. The directors and officers join me in inviting you to attend the meeting.

Enclosed are the Secretary's official Notice Of Annual Meeting, a Proxy Statement and a Form of Proxy.

Please sign the proxy card and return it in the enclosed self-addressed envelope so that your shares will be voted at the meeting if you are unable to attend.

Shareholders who own stock in brokerage accounts and receive this information from ADP Proxy Services may also vote their shares using the Internet. Please follow the instructions on the enclosed voting materials.

We look forward to seeing you on April 17, 2001, at the Hyatt Regency Savannah.

                                                   Sincerely,

                                                   /s/ AHD

                                                   Archie H. Davis
                                                   President and Chief
                                                   Executive Officer

Enclosures

                           THE SAVANNAH BANCORP, INC.
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON APRIL 17, 2001

       NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of The Savannah Bancorp, Inc. (the "Company") will be held at the Hyatt Regency Savannah, 2 West Bay Street, Savannah, Georgia, on April 17, 2001, at 11:00 a.m., Eastern Daylight Time, for the purpose of considering and acting upon the following matters:

I. To elect four Directors of the Second Class to serve until the annual meeting of shareholders in 2004.

II. To ratify the appointment of BDO Seidman, LLP as independent accountants to audit the Company's financial statements for the year 2001.

III. To transact such other business as may come properly before the Annual Meeting or any adjournments thereof.

         Only stockholders of record of The Savannah Bancorp, Inc. at the close of business on March 2, 2001, are entitled to notice of and to vote at the Meeting.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/ J. Wiley Ellis

                                          J. Wiley Ellis
                                          Chairman of the Board

March 16, 2001


PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY TO THE COMPANY IN THE ENVELOPE PROVIDED, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY. YOUR VOTE IS IMPORTANT, WHETHER YOU OWN A FEW SHARES OR MANY.

THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE IN FAVOR OF THE PROPOSALS REFERRED TO ABOVE AND DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT.

                                 PROXY STATEMENT
                                  INTRODUCTION

GENERAL

This Proxy Statement is being furnished to the shareholders of The Savannah Bancorp, Inc. (the "Company") in connection with the solicitation of Proxies by and on behalf of the Board of Directors of the Company from holders of the outstanding shares of the $1.00 par value common stock of the Company (the "Common Stock") for use at the Annual Meeting of Shareholders of the Company to be held at the Hyatt Regency Savannah, 2 West Bay Street, Savannah, Georgia, on April 17, 2001, at 11:00 a.m., Eastern Daylight Time.

The Board of Directors has fixed the close of business on March 2, 2001 as the record date for determination of the shareholders entitled to receive notice of and to vote at the Annual Meeting. Accordingly, only holders of record of the Common Stock at the close of business on that day will be entitled to vote at the Annual Meeting. At the close of business on that day, there were 2,719,614 shares of Common Stock issued and 2,689,007 shares outstanding. Shares of Common Stock represented by properly executed Proxies, if such Proxies are received in time and are not revoked, will be voted at the Annual Meeting in accordance with any instructions indicated in such Proxy. IF NO INSTRUCTIONS ARE INDICATED, such shares will be voted (a) FOR the election of four persons as Directors of the Company, (b) to ratify the appointment of BDO Seidman, LLP, and (c) in the discretion of the persons designated in the Proxies as to any other matter that may come properly before the Annual Meeting.

A shareholder who has submitted a Proxy may revoke it at any time prior to its exercise at the Annual Meeting by either (i) giving written notice of revocation to the Secretary of the Company, (ii) properly submitting to the Company a duly executed Proxy bearing a later date or (iii) voting in person at the Annual Meeting. All written notices of revocation and other communications with respect to revocation of Proxies should be addressed as follows: The Savannah Bancorp, Inc., 25 Bull Street, Savannah, Georgia 31401, Attention: J. Curtis Lewis III, Secretary.

This Proxy Statement is dated March 16, 2001, and is first being mailed to the shareholders of the Company on or about March 20, 2001. The 2000 Annual Report to Shareholders of the Company, including financial statements for the year ended December 31, 2000, has been mailed to shareholders with this Proxy Statement.

The principal executive offices of the Company are located at 25 Bull Street, Savannah, Georgia 31401, and the telephone number of the Company at that address is (912) 651-8200. Where the context requires in this Proxy Statement, the term the "Company" may be used to refer collectively to the Company and its subsidiaries, The Savannah Bank, N.A. ("Savannah Bank") and Bryan Bank & Trust ("Bryan Bank"), collectively referred to as the "Banks."

                                   PROPOSAL I

                              ELECTION OF DIRECTORS

The Board of Directors of the Company is divided into three Classes, with the terms of office of each Class ending in successive years. The terms of Directors of the Second Class expire at this Annual Meeting. The Directors of the First Class and the Third Class will continue in office. Currently there are four directors in the Second Class and six directors in the First Class and five directors in the Third Class. The shareholders are being asked to vote on the reelection of the Directors in the Second Class.

The shares represented by the enclosed Proxy will be voted for the election of the four nominees whose names appear below. In the event that any nominee is unable to serve (which is not anticipated), the Proxies will cast votes for the remaining nominees and for such other persons as The Board of Directors may select. A plurality of the votes cast by the shares of Common Stock represented at the Annual Meeting, at which a quorum must be present, is required for the election of the Directors listed, as well as for the approval of all other proposals to be acted upon at the Annual Meeting. Cumulative voting for Directors is not permitted.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF THE FOUR NOMINEES LISTED BELOW.

The following table sets forth the name of each nominee Director and each Director continuing in office; a description of his or her positions and offices with the Company (other than as a Director), if any; a brief description of his or her principal occupation and business experience during at least the last five years; directorships presently held by him or her in other companies with registered securities; and certain other information including his or her age and the number of shares of Common Stock beneficially owned as of March 2, 2001. Penelope S. Johnson has decided not to stand for re-election due to her relocation to North Carolina. For information concerning membership of committees of the Board of Directors and other information, see "Proposal I - Election of Directors - Information About the Board of Directors and Certain Committees."

All reports required pursuant to the insider trading regulations were filed timely with the exception of reports for transactions related to the exercise of options by Mr. Burnsed and Mr. Briscoe and gifts of shares by Mssrs. Burnsed, Ellis and Levy. Reports including all transactions not previously filed timely on Form 4, were timely filed on Form 5 on February 14, 2001.


NAME, AGE, AND YEAR FIRST                                                          AMOUNT AND       PER-
ELECTED OR APPOINTED A                                                             NATURE OF        CENT
DIRECTOR OR EXECUTIVE OFFICER        INFORMATION ABOUT NOMINEE OR DIRECTOR         BENEFICIAL        OF
                                            CONTINUING IN OFFICE                  OWNER-SHIP(1)    CLASS(2)
-----------------------------  ------------------------------------------------- --------------- ------------

                                                NOMINEES FOR DIRECTOR
                                                     SECOND CLASS
                                          TERM EXPIRING ANNUAL MEETING 2004

E. James Burnsed (61)            Mr. Burnsed has served as Vice Chairman of the       60,920 (2)      2.26
1998                             Company since December 1998 and Chairman & CEO
                                 of Bryan Bank since January 1999.  He served as
                                 President & CEO of Bryan Bancorp of Georgia,
                                 Inc. and Bryan Bank from 1989 until January
                                 1999.

Russell W. Carpenter (60)        Mr. Carpenter is the President of Minis & Co.,        19,500         0.72
1989                             an investment advisory firm in Savannah,
                                 Georgia.  Mr. Carpenter has been with this
                                 firm since 1972.

                                       3


J. Wiley Ellis (60)              Mr. Ellis is the Chairman of the Board of             23,105         0.86
1989                             Directors of the Company and Savannah Bank and
                                 also serves as their general counsel. He has
                                 been a partner in the law firm of Ellis,
                                 Painter, Ratterree & Bart LLP since March 1,
                                 1996. He was President of the law firm of
                                 Adams & Ellis, P.C., Savannah, Georgia, from
                                 1982 through February, 1996.

Aaron M. Levy (60)               Mr. Levy is President of Levy Jewelers, a             21,450         0.80
1989                             Chain of four jewelry stores in Savannah,
                                 Georgia.  Mr. Levy has been employed by Levy
                                 Jewelers, Inc. since 1962.

                         DIRECTORS CONTINUING IN OFFICE
                                   FIRST CLASS
                        TERM EXPIRING ANNUAL MEETING 2003

Robert H. Demere, Jr. (52)       Mr. Demere is President of Colonial Group,            30,509 (3)     1.13
1989                             Inc., a petroleum marketing company in
                                 Savannah, Georgia.  Mr. Demere has been
                                 Employed by Colonial since 1974.

Robert W. Groves III (51)        Mr. Groves is Chairman of the Board of Strachan       20,625         0.77
1989                             Shipping Company, Savannah, Georgia, a
                                 stevedoring and terminal company. Mr. Groves
                                 has been employed by Strachan Shipping Company
                                 since 1973.

J. Curtis Lewis III (48)         Mr. Lewis is Secretary of the Company and the         39,695 (4)     1.48
1989                             Bank.  Since 1980, Mr. Lewis has been a partner
                                 in the law firm of Hunter & Lewis, LLP in
                                 Savannah, Georgia.

M. Lane Morrison (55)            Mr. Morrison is a partner in the law firm of          28,050 (5)     1.04
1989                             Hunter, Maclean, Exley & Dunn, PC, Savannah,
                                 Georgia.  From 1993 through 1995 he was a
                                 partner in the law firm of Miller, Simpson and
                                 Tatum, Savannah, Georgia.

James Toby Roberts, Sr.(56)      Mr. Roberts has been President and owner of           49,213 (6)     1.83
1998                             Roberts Truck Center, Savannah, GA since 1969.

James W. Royal (52)              Mr. Royal is President of Royal Brothers, Inc.,       40,511 (7)     1.51
1998                             engaged in the retail hardware business in  the
                                 Richmond Hill area under the name of Royal
                                 True Value and Village True Value Hardware
                                 Stores since 1980.

                                       4

                                                     THIRD CLASS
                                          TERM EXPIRING ANNUAL MEETING 2002

Archie H. Davis (59)             Mr. Davis is President and Chief Executive           108,797 (8)     3.97
1989                             Officer of the Company and Savannah Bank and a
                                 director of Bryan Bank.  Mr. Davis is also a
                                 Director of Thomaston Mills, Inc., a textile
                                 company headquartered in Thomaston, Georgia
                                 and the Savannah Electric and Power Company,
                                 a subsidiary of the Southern Company.


L. Carlton Gill (60)             Mr. Gill has been employed by S. A. Allen, Inc.       64,999 (9)     2.42
1998                             As a procurement forester since 1964.

Jack M. Jones (64)               Mr. Jones is a private investor.  He is retired       17,425         0.65
1989                             from the insurance industry and serves as
                                 Chairman of the Memorial Health University
                                 Medical Center Board in Savannah.

Jack W. Shearouse (70)           Mr. Shearouse is the President of Shearouse           32,725         1.22
1989                             Lumber Company, a wholesale and retail lumber
                                 company in Pooler, Georgia.  Mr. Shearouse has
                                 been employed there since 1957.

Robert T. Thompson, Jr. (60)     Mr. Thompson has been employed by CSX                 39,579 (10)    1.47
1998                             Incorporated, a railroad company, since 1962.

                                 All Directors and executive officers as a group      691,687        24.71
                                 (20 persons)

(1) Information relating to beneficial ownership by Directors is based upon information furnished by each Director as of the date stated using "beneficial ownership" concepts set forth in rules promulgated by the Securities and Exchange Commission under Section 13(d) of the Securities and Exchange Act of 1934. If not footnoted, the shares are owned with voting and dispositive rights. The percent of class is calculated on the assumption that a person's exercisable options have been exercised and that the total number of issued and outstanding shares of the Company have been increased correspondingly.

(2) Burnsed - Of the 60,920 shares beneficially owned by Mr. Burnsed, 28,577 shares are owned individually, 11,273 shares are in his IRA, 9,670 shares are owned by his wife individually and 11,400 shares represent exercisable stock options.

(3) Demere - Of the 30,509 shares beneficially owned by Mr. Demere, 23,255 are owned individually, 1,650 shares are in his IRA and 5,604 are owned by immediate family.

(4) Lewis - Of the 39,695 shares beneficially owned by Mr. Lewis, 20,460 shares are owned individually, 9,750 shares are in his IRA and money purchase retirement plan and 9,485 shares are owned by immediate family.

(5) Morrison - Of the 28,050 shares beneficially owned by Mr. Morrison, 10,725 are owned individually, 4,125 shares are in his IRA, 10,725 are owned by his wife and 13,200 shares are in a trust for his benefit.

(6) Roberts - Of the 49,213 shares beneficially owned by Mr. Roberts, 38,700 shares are owned individually, 5,503 shares are in his IRA, 1,110 shares are owned by his wife and 3,900 shares are owned by immediate family.

(7) Royal - Of the 40,161 shares beneficially owned by Mr. Royal, 36,461 shares are owned individually, 3,330 shares are in his IRA and 370 shares are owned by his children.

(8) Davis - Of the108,797 shares beneficially owned by Mr. Davis, 28,875 shares are owned individually, 20,488 shares are in his IRA, 5,520 shares are owned by immediate family, 1,880 shares are owned by his wife, 2,532 shares are in his 401(k) plan and 49,500 shares are exercisable incentive stock options.

(9) Gill - Of the 64,999 shares beneficially owned by Mr. Gill, 41,190 shares are owned jointly with his wife, 2,723 shares are in his IRA, 1,476 shares are in his wife's IRA, 19,610 shares are owned by the estate of Louis C. Gill, of which he is the Executor.

(10) Thompson - Of the 39,579 shares beneficially owned by Mr. Thompson, 33,316 shares are owned individually, 1,996 shares are in his IRA, 3,342 shares are owned by his wife, and 925 shares are owned by immediate family.



                                   PROPOSAL II
                         INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors of the Company, upon the recommendation of its Audit Committee, has appointed BDO Seidman, LLP, independent certified public accountants, as independent accountants for the Company and the Banks for the current year ending December 31, 2001.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF BDO SEIDMAN, LLP AS INDEPENDENT ACCOUNTANTS TO AUDIT THE COMPANY'S ACCOUNTS FOR THE FISCAL YEAR 2001.



MANAGEMENT STOCK OWNERSHIP

As of March 2, 2001, based on available information, all Directors and executive officers of the Company as a group (20 persons) beneficially owned 691,687 shares of Common Stock, which represented approximately 24.71 percent of the outstanding shares and exercisable options at that date. The foregoing figure includes, in some instances, shares in which members of a Director's or officer's immediate family have a beneficial interest by reason of shared voting or investment power and as to which the Director or officer may disclaim beneficial ownership.

INFORMATION ABOUT THE BOARD OF DIRECTORS AND CERTAIN COMMITTEES
The Board of Directors of the Company held four regular and two special meetings during 2000. All Directors attended at least 75 percent of the meetings except for Directors Johnson, Jones, Levy, Morrison, Shearouse and Gill.

EXECUTIVE COMMITTEE. The Executive Committee for the Company was appointed in January 1999. It is composed of four outside directors from Savannah Bank and two outside directors from Bryan Bank. Directors Davis and Burnsed serve as ex officio members of the Executive Committee. Regular Executive Committee meetings are held during each of the remaining eight months when none of the four regular board meetings are held. Directors J. Wiley Ellis, Chairman, Russell W. Carpenter, Robert H. Demere, Jr., J. Curtis Lewis III, James Toby Roberts, Sr.

and James W. Royal serve on this Committee. All members have attended at least 75% of the Executive Committee meetings. The Board of Directors does not have a nominating committee. The Board of Directors serves this function.

AUDIT COMMITTEE. The Audit Committee serves as a liaison between the Board of Directors and the independent accountants of the Company. The Committee approves the overall scope of the audit, reviews the results of the audit and reviews the systems of internal control of the Company. The Board of Directors had adopted a written charter for The Audit Committee which is hereto as Appendix A. During the fiscal year ended December 31, 2000, the Audit Committee met five times. The Committee was composed of Directors J. Curtis Lewis III, Chairman, Russell W. Carpenter, Robert H, Demere, Jr., L. Carlton Gill, Jack M. Jones and Robert T. Thompson, Jr.. All directors except directors Gill and Thompson attended at least 75% of the Audit Committee meetings. All members of the Audit Committee meet the independence standards of Rule 4200(a)(15) of the National Association of Securities Dealers listing standards. The formal report of the Audit Committee with respect to year 2000 begins on page 11 hereof.

PERSONNEL/COMPENSATION COMMITTEE. The Compensation Committee reviews and approves proposed direct compensation of officers, reviews and recommends to the Board incentive plans and benefit plans and reviews general compensation and benefits policy. The members of the Compensation Committee during 2000 were Directors Jack M. Jones, Chairman, Russell W. Carpenter, Robert W. Groves III,
J. Curtis Lewis III and Jack W. Shearouse. The Compensation Committee held two meetings in 2000. The formal report of the Personnel/Compensation Committee with respect to the year 2000 begins on page 10 hereof.

The following contains certain information about executive officers of the Company and the Bank who are not Directors.

NAME AND YEAR FIRST
ELECTED AN OFFICER                          POSITIONS HELD AND PRINCIPAL
OF THE COMPANY                AGE            OCCUPATION LAST FIVE YEARS
-----------------------       ---      -----------------------------------------
R. Stephen Stramm             51       Executive Vice President - Lending of the
1990                                   Company and Savannah Bank.

Robert B. Briscoe             49       Chief Financial Officer of the Company
1990                                   Executive Vice President and Chief
                                       Financial Officer of Savannah Bank.

G. Mike Odom, Jr.             38       Executive Vice President-Administration
2000                                   of The Company and President and COO of
                                       Bryan Bank & Trust.

EXECUTIVE COMPENSATION AND BENEFITS

The tables below set forth certain information concerning compensation paid to the most highly compensated executive officers whose cash compensation exceeded $100,000 ("Named Executive Officers") for services in all capacities during the years ended December 31, 2000, 1999 and 1998. Incentive stock options for 10,000 shares were granted to Mr. Burnsed in 1998 as specified in the Bryan merger agreement. No other options or stock appreciation rights were granted to Named Executive Officers, except incentive stock options for 4,000 shares were granted to Mr. Odom on April 18, 2000, as described below.

                           SUMMARY COMPENSATION TABLE

                                                                Long Term
                            Annual Compensation (1)         Compensation Awards
                      -----------------------------------   -------------------
Name and                                     Other Annual             All Other
Principal                                        Compen-    Options/   Compen-
Position              Year   Salary    Bonus    sation(2)   SARs(3)    sation(4)
---------             ----   ------    ------  ----------   -------   ---------

Archie H. Davis       2000  $150,000  $37,139    $9,424           0      $8,700
President & CEO       1999   145,000   21,351     9,046           0       7,000
                      1998   145,000   21,411     9,534           0       5,600

E. James Burnsed      2000  $100,000  $36,175   $82,624 (5)       0      $8,648
Vice Chairman and     1999    90,000   42,930   112,493 (5)       0       7,841
Chairman & CEO        1998    90,000   40,678   152,466 (5)  10,000       9,600
Bryan Bank & Trust

R. Stephen Stramm     2000  $110,000  $21,079    $2,794           0      $7,141
Executive Vice        1999   105,000   15,197     2,647           0       5,706
President-Lending     1998    97,500   14,397     2,475           0       5,326

G. Mike Odom, Jr.     2000   $97,000  $35,439    $4,473       4,000      $6,989
EVP - Administration  1999    92,000   18,276     4,908           0       5,687
President & COO-      1998    80,000   19,454     4,658           0       5,780
Bryan Bank & Trust

Robert B. Briscoe     2000   $90,000  $15,890    $1,486           0      $6,084
Executive Vice        1999    85,000   12,112       976           0       4,575
President & CFO       1998    80,000   12,926       390           0       4,182

(1)  No compensation has been deferred.
(2) Includes club dues, directors fees, personal use of auto and excess premiums on group life insurance.
(3) Amounts shown represent the number of shares underlying stock options granted each year.
(4) Amounts contributed to their respective Bank's Employee Savings and Profit Sharing Plans.
(5) Mr. Burnsed's other annual compensation includes income resulting from the exercise of nonqualified stock options in 2000, 1999 and 1998.

Options granted on April 18, 2000 included options for Mr. Odom for 4,000 shares at $18.88 per share, vesting over five years and expiring after ten years on April 18, 2010.

                        AGGREGATED YEAR-END OPTION VALUES

Shown below is information with respect to unexercised options to purchase the Company Common Stock held by the Named Executive Officers at December 31, 2000.

                                                                                 (1)
                                             Number of Securities         Value of Unexercised
                                            Underlying Unexercised           In-the-Money
                                               Options/SARS                  Options/SARS
             # of Shares                       at Year-End(#)               at Year-End($)
              Acquired       Value       ---------------------------   --------------------------
Name         on Exercise   Realized($)   Exercisable   Unexercisable   Exercisable  Unexercisable
----         -----------   -----------   -----------   -------------   -----------  -------------

Mr. Davis             0             0        49,500               0       $437,333     $       0
Mr. Burnsed       7,400       $78,810        11,400           6,000         99,826             0
Mr. Stramm            0             0        24,750               0        218,666             0
Mr. Odom              0             0        13,875           4,000         83,065         1,480
Mr. Briscoe       2,425        23,644         7,425               0         43,956             0

(1) "Value" is calculated as the market price of the underlying securities on December 31, 2000 minus the grant price that ranges from $5.76 to $25.63. The market price has been determined as the closing price of the Company's stock as quoted on the Nasdaq National Market, which was $19.25 per share on December 31, 2000.

Directors were paid $7,000 per year as Director fees plus $250 for each Special meeting attended. No committee fees were paid except for $250 per meeting attended of the holding company Executive Committee, which meets during the eight months in between quarterly Board meetings. The Chairman of the Board received an extra $500 per month, and the Secretary received an extra $250 per month for their additional responsibilities.

The Company entered into change in control agreements in February 1996 with Mr. Davis, Mr. Stramm and Mr. Briscoe. Change in control agreements were entered into with Mr. Burnsed and Mr. Odom in December 1998 under the terms of the merger agreement with Bryan Bancorp of Georgia, Inc. Each of said agreements provides that the employee shall continue to receive the same level of compensation for a period of one year after a "change in control" occurs, and if terminated without cause during the one-year period immediately following a "change in control", shall continue to receive the same level of compensation for a period of one year after such termination without cause. A "change in control" is a sale of all or a substantial portion of the Company's assets, a merger or other reorganization whereby the Company is not the surviving entity or a change in control as defined by the OCC.

The Savannah Bank has an incentive compensation arrangement with Messrs. Davis, Stramm and Briscoe in which they can earn a performance bonus up to 40 percent, 35 percent and 35 percent, respectively of their annual compensation, if the Bank achieves certain specified earnings, growth and expense control objectives set forth by the Board of Directors. This arrangement was in place for 2000. A maximum performance bonus of 15 percent was in place for 1999 and 1998. Bryan Bank has an incentive compensation arrangement with Mr. Burnsed and Mr. Odom in which they can earn up to 40 percent of their annual compensation if the Bank achieves certain performance goals. These incentive compensation formulas have been in place for all three years presented.

                      REPORT OF THE COMPENSATION COMMITTEE

Decisions with respect to the compensation of the Company's Named Executive Officers are made by the Compensation Committee (the "Committee"). During 2000, the following non-employee Directors served on the Committee: Directors Jack M. Jones , Chairman, Russell W. Carpenter, Robert W. Groves III, J. Curtis Lewis III, Jack W. Shearouse, James W. Royal and James Toby Roberts. All decisions of the Committee relating to compensation are reviewed by the full Board of Directors. The report of the Committee presented below addresses the Company's compensation policies for 2000 with respect to Mr. Davis as CEO, as well as the Named Executive Officers as a group.

GENERAL COMPENSATION POLICIES. The Company has a formal compensation plan designed to compensate executives for actions deemed to promote long-term shareholder value. These objectives require that compensation arrangements be structured to: (1) provide competitive levels of compensation opportunity which are reflective of the degree of risk inherent in the Company's business plan and the contributions expected from senior executives; (2) integrate pay with the Company's business strategies, short-term and long-term performance goals, and results; (3) reward corporate performance achievements; and (4) recognize and reward individual initiative, responsibility and achievements. The Committee believes that stock ownership by management and stock-based performance compensation arrangements are beneficial in aligning management and shareholder interests in the enhancement of shareholder value. Base salaries are set by the Board, after recommendation by the Committee, and are intended to reflect individual performance and responsibility and to represent compensation believed by the Committee to be appropriate if the Named Executive Officers perform in a fully acceptable manner. In setting base salaries, consideration is also given to compensation paid to executives of financial institutions and other public companies similar in size and character to the Company.

The Committee has established a compensation package consisting of base salary, short-term incentive compensation in the form of cash bonuses based on the performance of the Company, and long-term incentive compensation in the form of incentive stock options.

COMPENSATION PAID IN 2000. The Company's policy as to compensation of its executive officers, including the CEO, has to date been based upon level of performance in relation to the responsibilities and accomplishments incident to the individual's job description. In determining compensation, the Committee considers the progress made by the Company in laying a foundation for future revenue enhancements, income improvements, growth of the Company, and quality of the loan portfolio.

Compensation paid the Named Executive Officers in 2000 consisted of the following elements: base salary, bonus and matching contributions paid with respect to the Company's 401(k) Plan. Contributions made by the Company under the 401(k) Plan are made to all participating employees on a nondiscriminatory basis. The Company also has certain broad-based employee benefit plans in which Named Executive Officers participate. The value of these items is set forth in the Summary Compensation Table above under "All Other Compensation." Named Executive Officers also may have received perquisites in connection with their employment. However, such perquisites totaled less than 10% of their cash compensation in 2000. Except for bonuses and incentive stock options, the foregoing benefits and compensation are not directly or indirectly tied to Company performance.

During 2000, total assets of the Company grew 20 percent, loans grew 22 percent, net income increased 21 percent and return on average assets and average equity were 1.36 percent and 16.23 percent, respectively. The Company's loan growth was excellent. Executive management responsibilities were restructured to add strength in areas that needed improvement. The Company exceeded its consolidated earnings goals. Mortgage loan origination volumes across the industry were down 30-50 percent due to higher mortgage interest rates during 2000 and 1999.

Based on the Company's performance and the objective incentive plan approved by the directors in January, 2000, the executive officers earned the following approximate percentages of base salary as incentive compensation: Mr. Davis - 25 percent; Mr. Burnsed - 36 percent; Mr. Stramm - 19 percent; Mr. Odom - 37 percent; and Mr. Briscoe - 18 percent.

MR. DAVIS' 2000 COMPENSATION. Mr. Davis' 2000 compensation consisted of a base salary and a quarterly cash bonus that totaled approximately 25 percent of base salary for the year. Mr. Davis' base salary of $150,000, plus director's fees of $7,000, was determined by the Committee at the beginning of the 2000. An increase of $5,000 in base salary was made for 2000. Mr. Davis' cash bonus of $37,129 for 2000 was determined based on specified performance goals consisting of earnings per share growth, return on equity, efficiency ratio, core earnings, loan growth, deposit growth and trust revenues. Similar measures with different weightings were used for the other executive officers. The Savannah target performance goals were largely met with a pro rata reduction in the bonus payout for the unmet goals. The Bryan Bank & Trust executive officers received maximum incentives on performance factors related to Bryan's earnings.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION. Mr. Carpenter's company, Minis & Co., serves as an approved investment advisor for the trust department of Savannah Bank. The trust department serves as custodian for certain Minis & Co. clients. Mr. Lewis, an attorney, is not general counsel but does handle certain loan-related transactions for the Banks. The Company, with the approval of the Board, from time to time engages consultants to provide relevant analyses and compensation alternatives to the Compensation Committee and the Board.

                          REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors (the "Audit Committee") has:

1. Reviewed and discussed the audited financial statements for the year ended December 31, 2000 with the management of the Company and the Company's independent auditors.

2. Discussed with the Company's independent auditors the matters required to be discussed by Statement of Accounting Standards No. 61, as the same was in effect on the date of the Company's financial statements; and

3. Received the written disclosures and the letter from the Company's independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as the same was in effect on the date of the Company's financial statements.

Based on the foregoing materials and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements for the year ended December 31, 2000 be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2000. A copy of the charter governing the audit committee is included as Appendix A to this proxy statement. The Audit Committee also recommended the reappointment of the independent auditors and The Board of Directors concurred in such recommendation.

Members of the Audit Committee

J. Curtis Lewis III, Chairman                  L. Carlton Gill
Russell W. Carpenter                           Jack M. Jones
Robert H. Demere, Jr.                          Robert T. Thompson, Jr.

                             STOCK PERFORMANCE GRAPH

The following table provides a graphic comparison of the cumulative total shareholder return (calculated based upon the stock appreciation) on the Common Stock of The Savannah Bancorp, Inc. for the five-year period from December 31, 1995 through December 31, 2000. It includes the cumulative total return on the NASDAQ Market Index, the S&P 500 Total Return Index and the SNL <$500M Bank Asset-Size Index and their investment of all dividends over the same period. All cumulative returns assume an initial investment of $100 in each of the Company's shares.

                A GRAPH PREPARED BY SNL SECURITIES BASED ON THE
                 GRAPH INFORMATION BELOW, WHICH WAS PROVIDED BY
                THEM WAS FURNISHED TO SHAREHOLDERS IN THIS SPACE.

Following are the data points in which the corporate performance graph is based.


                                                   PERIOD ENDING
                             -----------------------------------------------------------
INDEX                        12/31/95  12/31/96  12/31/97  12/31/98  12/31/99   12/31/00
----------------------------------------------------------------------------------------
The Savannah Bancorp, Inc.    100.00    123.20    177.50    200.16     154.95    155.80
S&P 500                       100.00    122.86    163.86    210.64     254.97    231.74
NASDAQ - Total US*            100.00    123.04    150.69    212.51     394.92    237.62
SNL <$500M Bank Index         100.00    128.71    219.41    200.34     185.44    178.90

SNL Securities L.C prepared the data included in the foregoing table. The SNL Bank Index includes banking companies with total assets less than $500 million in assets. This represents the peer group comparisons. The S & P Total Return Index and the Nasdaq - Total US Index are both broad market indexes.

It is understood that all information provided in the preceding graph: (i) has been gathered by SNL Securities L.C. from sources believed by SNL to be reliable and (ii) is believed by SNL to be true and accurate in both form and content.

                         OWNERSHIP OF EQUITY SECURITIES

As of March 2, 2001, there were no shareholders known by the Company to be the beneficial owner, as defined by SEC rules, of five percent or more of the outstanding shares of Common Stock.


                                  OTHER MATTERS

CERTAIN TRANSACTIONS

The Bank has granted loans to certain Directors of the Bank and to their associates. The aggregate amounts of loans were $13.402 million and $10.402 million at December 31, 2000 and 1999, respectively. During 2000, $17.437 million of new loans were made, and repayments totaled $14.437 million. Unused lines of credit available to related parties aggregated $3.738 million and $2.249 million at December 31, 2000 and 1999, respectively. Related party loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and does not involve more than normal risk of collectibility. No other related party transactions or services rendered to the Company or the Bank exceeded $60,000. There are no family relationships between directors and/or executive officers.

PROXY SOLICITATION

The Company will pay the cost of soliciting Proxies for the Annual Meeting. In addition to solicitation of shareholders of record by mail, telephone or personal contact, the Company will be contacting brokers, dealers, banks or voting trustees or their nominees who can be identified as record holders of Common Stock. Such holders, after inquiry by the Company, will provide information concerning quantities of Proxy materials and 2000 Annual Reports needed to supply such information to beneficial owners, and the Company will reimburse them for the expense of mailing Proxy materials and 2000 Annual Reports to such owners.

SERVICES PROVIDED BY THE COMPANY'S AUDITORS

For the year ended December 31, 2000, total fees billed to the Company by the Company's principal auditors, BDO Seidman, LLP, which were exclusively for audit services, were $94,100. Approximately 60 percent of the total hours spent on the engagement to audit our financial statements were performed by persons employed by Hancock, Askew & Co., LLP, a public accounting firm located in Savannah, Georgia, who worked under the supervision and direction of BDO Seidman, LLP.

A representative of BDO Seidman, LLP is expected to be present and the 2001 shareholders' meeting. They will have an opportunity to make a statement should they desire to do so and are expected to be available to respond to appropriate questions.

SHAREHOLDER PROPOSALS FOR 2002 ANNUAL MEETING

Proposals of shareholders to be presented at the 2002 Annual Meeting of the Company must be received by the Company on or before February 14, 2002 to be included in the Proxy Statement and Form of Proxy relating to the 2002 Annual Meeting of Shareholders. Proposals should be directed to The Savannah Bancorp, Inc., 25 Bull Street, Savannah, Georgia 31401, Attention: J. Curtis Lewis III, Secretary.

MISCELLANEOUS

The management of the Company knows of no other matters that are to be presented for action at the Annual Meeting. If any other matters are brought properly before the Annual Meeting, the persons designated in the enclosed Proxy will vote on such matters in accordance with their best judgment.

UPON THE WRITTEN REQUEST OF ANY PERSON WHOSE PROXY IS SOLICITED BY THIS PROXY STATEMENT, THE COMPANY WILL FURNISH TO SUCH PERSON WITHOUT CHARGE (OTHER THAN FOR EXHIBITS), A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2000, INCLUDING FINANCIAL STATEMENTS AND SCHEDULES THERETO, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (SEC). REQUESTS SHOULD BE DIRECTED TO THE SAVANNAH BANCORP, INC., PO BOX 188, SAVANNAH, GEORGIA 31402, ATTENTION: ROBERT B. BRISCOE, CHIEF FINANCIAL OFFICER. THE FORM 10-K IS ALSO AVAILABLE ON THE INTERNET FROM THE SEC WEBSITE AT HTTP://WWW.SEC.GOV/ARCHIVES/EDGAR/DATA/860519/, WHERE IT IS ACCESSIBLE FOR IMMEDIATE RETRIEVAL.


APPENDIX A - AUDIT COMMITTEE CHARTER

                           THE SAVANNAH BANCORP, INC.
                    GOVERNING CHARTER OF THE AUDIT COMMITTEE
         (Approved by the Audit Committee on 5/3/00, by the each Bank's board in May, 2000, and by the Executive Committee on 6/19/00)


ORGANIZATION

This charter governs the operations of the Audit Committee of The Savannah Bancorp, Inc and its subsidiaries ("Audit Committee). The Audit Committee shall review and reassess the charter at least annually and obtain the approval of the board of directors. The Audit Committee shall be appointed by the board of directors and shall comprise at least four directors, each of whom are independent of management and the Company. Members of the Audit Committee shall be considered independent if they have no relationship that may interfere with the exercise of their independence from management and the Company. All committee members shall be financially literate, and at least one member shall have accounting or related financial management expertise.

Each subsidiary bank will also have a bank audit committee comprised of at least three outside directors who have oversight responsibilities for all audit and regulatory matters for each individual bank. The holding company audit committee members may be deemed to serve as audit committee members for their respective banks where appropriate.

STATEMENT OF POLICY

The Audit Committee shall provide assistance to the board of directors in fulfilling their oversight responsibility to the shareholders, potential shareholders, the investment community, and others relating to the Company's financial statements and the financial reporting process, the systems of internal accounting and financial controls, the internal audit function, the annual independent audit of the Company's financial statements, and the legal compliance and ethics programs as established by management and the board. In so doing, it is the responsibility of the Audit Committee to maintain free and open communication between the Audit Committee, independent auditors, the internal auditors and management of the Company. In discharging its oversight role, the committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company and the power to retain outside counsel, or other experts for this purpose.

RESPONSIBILITIES AND PROCESSES

The primary responsibility of the Audit Committee is to oversee the Company's financial reporting process on behalf of the board and report the results of their activities to the board. Management is responsible for preparing the Company's financial statements, and the independent auditors are responsible for auditing those financial statements. The Audit Committee in carrying out its responsibilities believes its policies and procedures should remain flexible, in order to best react to changing conditions and circumstances. The committee should take the appropriate actions to set the overall corporate "tone" for quality financial reporting, sound business risk practices, and ethical behavior.

The following shall be the principal recurring processes of the Audit Committee in carrying out its oversight responsibilities. The processes are set forth as a guide with the understanding that the committee may supplement them as appropriate.

     The Audit Committee shall have a clear understanding with management and the independent auditors that the independent auditors are ultimately accountable to the board and the Audit Committee, as representatives of the Company's shareholders. The Audit Committee shall have the ultimate authority and responsibility to evaluate and, where appropriate, replace the independent auditors. The Audit Committee shall discuss with the auditors their independence from management and the Company and the matters included in the written disclosures required by the Independence Standards Board. Annually, the committee shall review and recommend to the board the selection of the Company's independent auditors, subject to shareholders' approval.

     The Audit Committee shall discuss with the internal auditors and the independent auditors the overall scope and plans for their respective audits including the adequacy of staffing and compensation. Also, the Audit Committee shall discuss with management, the internal auditors, and the independent auditors the adequacy and effectiveness of the accounting and financial controls, including the Company's system to monitor and manage business risk, and legal and ethical compliance programs. Further, the committee shall meet separately with the internal auditors and the independent auditors, with and without management present, to discuss the results of their examinations.

     The Audit Committee shall review the interim financial statements with management and the independent auditors prior to the filing of the Company's Quarterly Report on Form 10-Q. Also, the committee shall discuss the results of the quarterly review and any other matters required to be communicated to the committee by the independent auditors under generally accepted auditing standards. The chair of the committee may represent the entire committee for the purposes of this review.

     The committee shall review with management and the independent auditors the financial statements to be included in the Company's Annual Report on Form 10-K (or the annual report to shareholders if distributed prior to the filing of Form 10-K), including their judgment about the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. Also, the committee shall discuss the results of the annual audit and other matters required to be communicated to the committee by the independent auditors under generally accepted auditing standards.